Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of August 12, 2014, by and between CREE, INC., a North Carolina corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”). All capitalized terms used but not defined herein have the meanings specified in Annex I attached hereto.

RECITALS

Borrower has requested that Bank extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1.    LINE OF CREDIT.

(a)    Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including August 12, 2017, not to exceed at any time the aggregate principal amount of One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00) (the “Line of Credit”), the proceeds of which shall be used for working capital, capital expenditures, acquisitions and other general corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the Closing Date (the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)    Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2.    INTEREST/FEES.

(a)Interest. The outstanding principal balance of the Line of Credit shall bear interest from the date the applicable drawing is made to the date such amount is fully repaid by Borrower, at the rate of interest applicable under this Agreement and any promissory note or other instrument or document executed in connection therewith.

(b)Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth under this Agreement or any promissory note or other instrument or document executed in connection with related principal amounts outstanding under this Line of Credit.

(c)Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to Seventy-Five Thousand and 00/100 Dollars ($75,000.00) which fee shall be due and payable in full on the Closing Date.

(d)Undrawn Fee. Borrower shall pay to Bank an undrawn fee in the amounts and at the times specified in the Line of Credit Note.

SECTION 1.3.    COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees when due under the Line of Credit by debiting Borrower’s deposit account number 2062620778716 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4.    GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by the Guarantors, as evidenced by and subject to the terms of guaranty agreements (the “Guaranty Agreement”) in form and substance satisfactory to Bank.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

On the Closing Date, and on the date of each subsequent extension of credit, Borrower makes the following representations and warranties to Bank:

SECTION 2.1.    LEGAL STATUS. Each of the Borrower and each Subsidiary is duly organized and existing and in good standing under the laws of its state of organization or formation, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which the failure to so qualify or to be so licensed could reasonably be expected to have a Material Adverse Effect.

SECTION 2.2.    AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, Guaranty Agreement, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of each Credit Party that is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

SECTION 2.3.    NO VIOLATION. The execution, delivery and performance by each Credit Party of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation, By-Laws, Partnership Agreement, Articles of Organization, Operating Agreement or similar organizational documents of such Credit Party. The execution, delivery and performance by each Credit Party of each of the Loan Documents to which it is a party do not result in any breach of or default under any contract, obligation, indenture or other instrument to which such Credit Party is a party or by which such Credit Party may be bound except to the extent that any such breach or default could not reasonably be expected to have a Material Adverse Effect.

SECTION 2.4.    LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a Material Adverse Effect other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5.    CORRECTNESS OF FINANCIAL STATEMENT; MATERIAL DOMESTIC SUBSIDIARIES.

(a)    The annual consolidated financial statement of Borrower dated June 30, 2013, and the interim consolidated financial statements of Borrower dated March 30, 2014, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly in all material respects the financial condition of Borrower and its Subsidiaries as of the dates indicated therein, and (b) have been prepared in accordance with GAAP consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower or any Subsidiary, nor has Borrower or any Subsidiary mortgaged, pledged, granted a security interest in or otherwise encumbered any material portion of its assets or properties except as disclosed by Borrower to Bank prior to the date hereof.

(b)    As of the Closing Date, each Material Domestic Subsidiary is listed on Schedule 2.5.

SECTION 2.6.    INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its or any Subsidiary’s income tax payable with respect to any year.

SECTION 2.7.    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which any Credit Party is a party or by which any Credit Party may be bound that requires the subordination in right of payment of any of such Credit Party’s obligations subject to this Agreement and the other Loan Documents to any other obligation of such Credit Party.

SECTION 2.8.    PERMITS, FRANCHISES. Each of the Borrower and each Subsidiary possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in material compliance with applicable law.

SECTION 2.9.    ERISA. Borrower and its Subsidiaries are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); neither Borrower nor any Subsidiary has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or any Subsidiary (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any Subsidiary; Borrower and each Subsidiary have met their respective minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 2.10.    OTHER OBLIGATIONS. Neither Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other lease, commitment, contract, instrument or obligation which default could reasonably be expected to have a Material Adverse Effect.

SECTION 2.11.    ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower and its Subsidiaries are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s or such Subsidiary’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower nor any Subsidiary has any material Environmental Liability in connection with any release of any toxic or hazardous waste or substance into the environment. For purposes herein, “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any environmental law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any hazardous materials, (c) exposure to any hazardous materials, (d) the release or threatened release of any hazardous materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

SECTION 2.12.    OFAC. No Credit Party nor any of its Subsidiaries (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (b) is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the PATRIOT Act, (c) is a Sanctioned Person, (d) has more than 10% of its assets in Sanctioned Countries, or (e) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

SECTION 2.13.    INSURANCE. The insurance of the Borrower and the Subsidiaries shall be required to comply with the requirements set forth in Section 4.5.

ARTICLE III
CONDITIONS

SECTION 3.1.    CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)    Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	this Agreement;

(ii)	the Note;

(iii)	the Guaranty Agreement; and

(iv)	each other Loan Document required or contemplated hereby.

(b)    Financial Condition. Since March 30, 2014, there shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower and its Subsidiaries, taken as a whole, nor any material decline, as determined by Bank, in the market value of a substantial or material portion of the assets of Borrower and its Subsidiaries, taken as a whole.

(c)    Lien Searches. Bank shall have received lien searches (including Uniform Commercial Code, judgments, bankruptcy and taxes) with respect to each Credit Party (including each such Person’s fictitious trade names, if any) at the state and county level from the jurisdiction of such Credit Party’s organization and each other jurisdiction in which it maintains an office, (i) showing no existing Liens on the property of such Credit Party except as permitted hereunder or (ii) accompanied by necessary termination statements, release statements and any other types of release in connection with any impermissible Liens disclosed by such searches that have been filed or for which satisfactory arrangements have been made for such filing on the Closing Date.

(d)    Organizational Documents. Bank shall have received a copy of each Credit Party’s organizational documents, in form and substance satisfactory to the Bank.

(e)    Good Standings. Bank shall have received a certificate of existence, authorization, good standing certificate, or its equivalent of each Credit Party from the Secretary of State of its jurisdiction of organization and the Secretary of State of each other jurisdiction in which failure to qualify to do business as a foreign corporation could reasonably be expected to have a material adverse effect on such Credit Party.

(f)    Secretary’s Certificate. Bank shall have received a certificate in form and substance satisfactory to Bank from each Credit Party, dated the Closing Date and signed on behalf of such Credit Party by an authorized officer of such Credit Party certifying as to (i) true copies of the organizational documents of such Credit Party and any amendments thereto, (ii) the resolutions of the directors and/or shareholders (as the case may be) or other governing body of such Credit Party authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party and (iii) the names, true signatures and incumbency of the officers, managers or other authorized signatories of such Credit Party authorized to execute and deliver the Loan Documents to which it is a party. The Bank may conclusively rely on such certification unless and until a later certificate revising the prior certificate has been furnished to the Bank.

(g)    Opinion of Counsel. Bank shall have received an opinion of counsel on behalf of the Credit Parties, dated the Closing Date, in form and substance satisfactory to the Bank.

(h)    Due Diligence. Bank shall have completed its due diligence review of the Borrower and its Subsidiaries, the results of which shall be satisfactory to the Bank.

(i)    Fees and Expenses. Bank shall have been reimbursed by Borrower for all reasonable fees and third-party out-of-pocket charges and other expenses incurred in connection with this Agreement and the transactions contemplated thereby, including, without limitation, the reasonable attorneys’ fees and expenses of Buchanan Ingersoll & Rooney.

(j)    Miscellaneous. Bank shall have received such other instruments, documents, certificates, assurances and opinions as may be set forth in the closing checklist delivered to the Borrower in connection with this Agreement or as the Bank shall reasonably require to evidence the Line of Credit and to comply with the provisions hereof and the requirements of regulatory authorities to which the Bank is subject, all of which, including those referred to above in this Section 3.1 shall be satisfactory in form, content and substance to the Bank.

SECTION 3.2.    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)    Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects (or in all respects if qualified by materiality) on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date (except for those which expressly relate to an earlier date), and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)    Documentation. Bank shall have received all additional documents which may be required under this Agreement or the other Loan Documents in connection with such extension of credit.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any amount payable under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, and shall cause each Subsidiary to (as applicable), unless previously consented to by Bank in writing:

SECTION 4.1.    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.    ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and its Subsidiaries.

SECTION 4.3.    FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)    as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a certified public accounting firm reasonably acceptable to the Bank, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable securities laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement;

(b)    as soon as available, but in any event within 45 days after the end of the first, second and third fiscal quarters of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, president, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes (for clarity, delivery of the compliance certificate required by clause (c) below will satisfy the requirement for certification of the consolidated statements required by this clause (b));

(c)    within five (5) days of delivery of each annual and quarterly financial statement of Borrower required hereby, a compliance certificate, signed by the chief executive officer, president, chief financial officer, treasurer or controller of the Borrower (or any designee of any such officer acceptable to Bank) (i) certifying that said financial statements present fairly in all material respects the financial condition of the Borrower and its Subsidiaries and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default (or stating the nature and status of any Event of Default or any such condition, act or event) and (ii) setting forth the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished;

(d)    promptly after any request by the Bank, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them;

(e)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities Exchange Commission (“SEC”) under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Bank pursuant hereto;

(f)    not later than 65 days (or such longer period as the Bank may agree in its sole discretion) after the end of each fiscal year, the company-prepared financial projections of Borrower, to include a projected balance sheet and related statements of projected operations and cash flow as of the end of and for such next fiscal year and setting forth the assumptions used for purposes of preparing such budget and, promptly when available, any significant revisions of such projections;

(g)    promptly, and in any event within five (5) business days after receipt thereof by the Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof; and

(h)    with reasonable promptness upon any such request, such additional information regarding the business, properties or financial condition, or legal or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as from time to time reasonably requested by the Bank in connection with this Agreement.

Documents required to be delivered pursuant to clauses (a), (b) and (e) of this Section 4.3 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at http://www.cree.com or any other website address provided to the Bank by the Borrower; provided that, upon the Bank’s request, the Borrower shall provide to the Bank by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 4.4.    COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower or any Subsidiary is organized and/or which govern Borrower’s or such Subsidiary’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower or any Subsidiary and/or its business, other than to the extent and failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.5.    INSURANCE. Maintain and keep in force, for each business in which Borrower or any Subsidiary is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for companies similarly situated in the industry.

SECTION 4.6.    FACILITIES. Keep all properties useful or necessary to Borrower’s or any Subsidiary’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 4.7.    TAXES AND OTHER LIABILITIES. Pay and discharge before they become delinquent any and all material taxes, assessments and governmental charges or levies, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower or any Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or such Subsidiary has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower or such Subsidiary is obligated to make such payment.

SECTION 4.8.    LITIGATION; ENVIRONMENTAL MATTERS. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of (a) the filing or commencement of any litigation against Borrower or any Subsidiary with a claim in excess of $25,000,000, and (b) any pending Environmental Liabilities against Borrower, any Subsidiary or any of its properties in excess of $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage).

SECTION 4.9.    FINANCIAL CONDITION. Maintain for Borrower and its Subsidiaries, on a consolidated basis, using GAAP consistently applied consistent with prior practices (except to the extent modified by the definitions herein):

(a)    Funded Debt to EBITDA Ratio less than or equal to 3.0 to 1.0 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with (1) “Funded Debt” defined as the sum of all obligations for borrowed money (including subordinated debt but excluding all trade payables incurred in the ordinary course of business) plus all capital lease obligations, and (2) “EBITDA” defined as net profit before tax plus (w) total interest expense, depreciation expense and amortization expense, (x) all extraordinary or other non-recurring expenses and charges which do not represent a cash item in such period, (y) expenses in connection with the issuance of stock options as compensation to employees and/or management, and (z) costs and expenses, in an amount not to exceed $5,000,000 in the aggregate, incurred in connection with any investment, acquisition, asset disposition, equity issuance or incurrence, payment, prepayment, refinancing or redemption of indebtedness (including fees and expenses related to this Agreement and any amendments, supplements and modifications thereof), including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses (in each case whether or not consummated).

(b)    EBITDA to Interest Ratio equal to or greater than 3.0 to 1.0 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with “EBITDA” defined as set forth above, and with “EBITDA to Interest Ratio” defined as EBITDA divided by the aggregate of total interest expense.

SECTION 4.10.    NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any Subsidiary; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or any Subsidiary is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or any Subsidiary’s property in excess of an aggregate of $25,000,000.00.

SECTION 4.11.    ADDITIONAL GUARANTIES. With respect to any Material Domestic Subsidiary created or acquired after the Closing Date by the Borrower or any Subsidiary, promptly, and in any event within 30 days (or such longer period as the Bank may agree in its sole discretion) of the creation or acquisition of such Subsidiary, cause such new Material Domestic Subsidiary: (i) to become a party to the Guaranty Agreement; (ii) if requested by the Bank, deliver to the Bank a secretary’s certificate of such Subsidiary substantially in the form of the Secretary’s Certificate of the other Subsidiaries delivered on the Closing Date, with charter documents, by-laws and appropriate resolutions attached; and (iii) if reasonably requested by the Bank, deliver to the Bank legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to Bank and shall be substantially in accordance with the legal opinions of the other Subsidiaries delivered on the Closing Date.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any amounts payable under the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, neither Borrower nor any Subsidiary will (as applicable), without Bank’s prior written consent:

SECTION 5.1.    USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Section 1.1 hereof.

SECTION 5.2.    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except as follows:

(a)    the liabilities of Borrower and each Subsidiary to Bank;

(b)    any other liabilities of Borrower or any Subsidiary existing as of the date hereof and set forth on Schedule 5.2;

(c)    non-delinquent accounts payable, accrued expenses and other expenses arising out of transactions (other than borrowing) in the ordinary course of business on ordinary and customary trade terms;

(d)    unsecured or subordinated (pursuant to a subordination agreement or subordination terms reasonably acceptable to the Bank) indebtedness of the Borrower and the Domestic Subsidiaries; provided, that the Borrower is in compliance with the financial covenants set forth in Section 4.9 after giving effect to the incurrence of such indebtedness on a pro forma basis as if such indebtedness had been incurred on the last day of the last applicable measurement period described in Section 4.9, which compliance shall be on a pro forma basis (and with respect to Section 4.9(a), such covenant level shall be less than or equal to 2.75 to 1.0 for purposes of this subsection); provided, however that if such indebtedness (or related series of indebtedness) is equal to or greater than $100,000,000, then, not less than five (5) business days prior to entering into such indebtedness, the Borrower shall be required to deliver to the Bank, in form and substance satisfactory to the Bank, a certificate, executed by the Borrower, demonstrating the calculations to show compliance with this subsection;

(e)    indebtedness of the Foreign Subsidiaries in an aggregate amount not to exceed at any time $50,000,000 (or such dollar equivalent (as determined in the reasonable discretion of Bank) if the indebtedness is denominated in another currency);

(f)    So long as after giving effect thereto, no Event of Default or event which with the giving of notice or the passage of time or both would constitute an Event of Default shall have occurred and be continuing or would result from such additional indebtedness, additional indebtedness of the Borrower and the Domestic Subsidiaries in an aggregate amount not to exceed at any time the greater of (i) $100,000,000 and (ii) 5% of Consolidated Tangible Net Worth;

(g)    in connection with the endorsement and deposit of checks in the ordinary course of business for collection;

(h)    indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(i)    indebtedness under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower, or any of its Subsidiaries, and Bank, or its affiliates, whenever executed; and

(j)    indebtedness of Borrower or any Subsidiary to Borrower or any Subsidiary to the extent such investment is permitted by Section 5.5.

For the avoidance of doubt, the provisions of this Section shall not apply to any obligations of the Borrower under any operating leases.

SECTION 5.3.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other Person (other than to the extent necessary to consummate any acquisition permitted hereunder); make any substantial change in the nature of Borrower’s or any Subsidiary’s business as conducted as of the date hereof or as reasonably contemplated in connection with or related to the business of the Borrower and Subsidiaries as of the date hereof; or sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s or any Subsidiary’s assets except as follows:

(a)    Borrower and its Subsidiaries may license any intellectual property or related rights in the ordinary course of business consistent with prior practices;

(b)    Borrower and its Subsidiaries may dispose of assets in an aggregate amount not to exceed 5% of consolidated assets in any fiscal year; provided, however that for purposes of complying with this section, any transfer or sale of any intellectual property and related rights shall be valued at the greater of (a) the book value of such assets, or (b) the transaction value related to the transfer or sale of such assets;

(c)    any Person may merge into the Borrower or any Subsidiary in connection with a Permitted Acquisition; provided that in the case of a merger involving the Borrower or a Credit Party, the continuing or surviving Person shall be the Borrower or such Credit Party;

(d)     (i) any Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Credit Party or Subsidiary, (ii) any Domestic Subsidiary that is not a Credit Party may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Domestic Subsidiary or Credit Party, (iii) any Credit Party may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Credit Party, and (iv) any Credit Party or Subsidiary may make investments permitted by Section 5.5; and

(e)    (i) any Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Credit Party or Subsidiary, (ii) any Domestic Subsidiary that is not a Credit Party may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Domestic Subsidiary or Credit Party; and (iii) any Credit Party (other than the Borrower) may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Credit Party.

SECTION 5.4.    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any Subsidiary as security for, any liabilities or obligations of any other Person (other than guaranties of indebtedness permitted under Section 5.2 or guarantees by the Borrower or any Subsidiary of operating leases of the Borrower or any Subsidiary entered into in the ordinary course of business).

SECTION 5.5.    LOANS, ADVANCES, INVESTMENTS, ACQUISITIONS. Make any loans, advances or other extensions of credit to or investments in any Person, or acquire all or substantially all of the assets of any other Person or division or line of business or business unit of another Person or more than 50% of the Equity Interests with ordinary voting power of any other Person; except as follows:

(a)    (i) investments, loans (including, without limitation, any intercompany loans by Borrower to Cree Hong Kong Limited in existence prior to the Closing Date (or any redirection of such intercompany loans to Cree International S.a.r.l. Luxembourg from time to time)), advances and extensions of credit disclosed in Schedule 5.5 and (ii) any refinancings, refundings, renewals, modifications or extensions of any such intercompany loans so long as such refinancings, refundings, renewals, modifications or extensions do not increase the amount of such intercompany loans to an amount more than the amount outstanding on the Closing Date;

(b)    investments, loans, advances and extensions of credit made after the date hereof in (i) the Borrower or any other Credit Party, (ii) any Subsidiary that is not a Credit Party in an aggregate amount not to exceed $100,000,000 outstanding at any time unless such Subsidiary becomes a Guarantor and delivers to the Bank such documents required to be delivered pursuant to Section 4.11 prior to or contemporaneously with such investment, loan, advance or extension of credit, or (iii) the form of intercompany loans by Borrower to Cree Hong Kong Limited or Cree International S.a.r.l. Luxembourg made after the Closing Date in an aggregate amount not to exceed $100,000,000 outstanding at any time;

(c)    investments in cash, Cash Equivalents and Marketable Securities;

(d)    repurchase obligations with a term of not more than ninety (90) days for underlying investments of the types described in clause (c) above;

(e)    loans, advances and extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated Persons or to affiliated Persons upon terms and conditions that are consistent with dealings on an arm’s length basis;

(f)    Borrower and its Subsidiaries may make acquisitions of assets that will be owned by Domestic Subsidiaries or Equity Interests of Persons that will become Domestic Subsidiaries; provided, that (i) Borrower and such Subsidiaries shall have complied with the provisions of Section 4.11 (to the extent applicable), (ii) the aggregate purchase price for such acquisitions shall not exceed $750,000,000 individually or $1,500,000,000 in the aggregate during the term hereof, and (iii) such acquisition shall otherwise be a Permitted Acquisition in all respects;

(g)    Borrower and its Subsidiaries may make acquisitions of assets that will be owned by Foreign Subsidiaries or Equity Interests of Persons that will become Foreign Subsidiaries; provided, that (i) the aggregate purchase price for such acquisitions shall not exceed $250,000,000 individually or $500,000,000 in the aggregate during the term hereof and (ii) such acquisition shall otherwise be a Permitted Acquisition in all respects;

(h)    investments under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower, or any of its Subsidiaries, and Bank, or its affiliates, whenever executed; and

(i)    other loans, advances, extensions of credit and investments not exceeding $25,000,000 in the aggregate.

SECTION 5.6.    DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s or any Subsidiary’s stock now or hereafter outstanding, or redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s or any Subsidiary’s stock now or hereafter outstanding, or make any payment in respect of any subordinated indebtedness (excluding any indebtedness to the Bank or any of its affiliates) (each a “Restricted Payment”), except as follows:

(a)    Subsidiaries of the Borrower may make Restricted Payments to the Borrower or another Subsidiary; provided, that no Credit Party may make a Restricted Payment to an Excluded Subsidiary unless such Subsidiary becomes a Guarantor and delivers to the Bank such documents required to be delivered pursuant to Section 4.11 prior to or contemporaneously with such Restricted Payment;

(b)    (i) the Borrower may make the Restricted Payments authorized by its Board of Directors and publicly announced prior to the Closing Date, and (ii) the Borrower may make other Restricted Payments to its shareholders; provided, that (x) no Event of Default or event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing or will result therefrom,

(y) the Borrower is in compliance with the financial covenants set forth in Section 4.9 after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment were made on the first day of the last applicable measurement period described in Section 4.9, (and with respect to Section 4.9(a), such covenant level shall be less than or equal to 2.75 to 1.0 for purposes of this Section 5.6(b)), and (z) the Credit Parties’ Liquidity, after giving effect to such Restricted Payment, equals or exceeds $500,000,000; provided, however that if such Restricted Payment (or related series of Restricted Payments) is equal to or greater than $100,000,000, then, not less than five (5) business days prior to such Restricted Payment, the Borrower shall be required to deliver to the Bank, in form and substance satisfactory to the Bank, a certificate, executed by the Borrower, demonstrating the calculations to show compliance with (y) and (z) above;

(c)    Borrower and its Subsidiaries may make Restricted Payments in respect of employee stock ownership plans, stock incentive plans, deferred compensation plans and similar employee benefit arrangements; and

(d)    Borrower and its Subsidiaries may make regularly scheduled Restricted Payments in respect of permitted subordinated indebtedness in accordance with the payment terms set forth in the applicable subordination agreement or subordination provisions.

SECTION 5.7.    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist any Lien upon all or any portion of Borrower’s or any Subsidiary’s assets now owned or hereafter acquired, except as follows:

(a)    Liens and security interests in favor of the Bank;

(b)    Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(c)    Liens existing on the Closing Date and disclosed in Schedule 5.7;

(d)    Liens granted to others in assets of the Borrower or any Subsidiary after the Closing Date and securing indebtedness permitted under Section 5.2(e) and Section 5.2(f); provided, that such Liens shall not extend to any intellectual property of the Borrower or any Subsidiary and the total aggregate principal amount secured by such Liens shall not at any time exceed $50,000,000;

(e)    Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws (excluding Liens imposed by ERISA or the substantial equivalent under foreign law (including any statutory Liens for profit sharing plans imposed by foreign law)), warehousemen’s mechanic’s materialmen’s and attorneys’ Liens, and statutory or common law landlords’ Liens (or the substantial equivalent under foreign law)) and Liens and pledges or deposits to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided, in each case, the obligation secured is not more than 30 days overdue or, if so overdue, is being contested in good faith by appropriate actions or proceedings and adequate reserves have been established in accordance with GAAP;

(f)    Liens of or resulting from any judgment or award not constituting an Event of Default under Section 6.1(i);

(g)    minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Borrower and its Subsidiaries or which customarily exist on properties of companies engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower and its Subsidiaries;

(h)    Liens or set-off rights arising by contract in the ordinary course of business or by law and in connection with cash management and banking arrangements entered into in the ordinary course of business;

(i)    Liens in connection with any indebtedness under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower, or any of its Subsidiaries, and Bank, or its affiliates, whenever executed; and

(j)    Liens placed upon equipment or component materials (and the proceeds thereof) of a Credit Party for short-term trade payable arrangements with vendors of such Credit Party to secure all or a portion of the purchase price of such equipment or materials, provided that (i) any such lien shall not encumber any other property of any Credit Party, (ii) the amount of indebtedness secured thereby is not increased, (iii) the principal amount of indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase of such property at the time of purchase and (iv) such Liens are in the ordinary course of business and consistent with prior practices.

Without limiting the generality of the foregoing, neither Borrower nor any Subsidiary shall grant, pledge, encumber or permit to exist any Lien upon (i) any of its domestic or foreign stock or other Equity Interests, now outstanding or hereafter issued, or (ii) any of its now existing or hereafter acquired or created intellectual property.

Section 5.8.    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

SECTION 5.9.    Accounting Changes. Make any change in fiscal year of Borrower and its Subsidiaries (other than in ordinary course consistent with past practice).

SECTION 5.10.    ORGANIZATIONAL DOCUMENTS. Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse to the rights or interests of Bank.

SECTION 5.11.    Change of Management. Make any substantial change in the present executive or management personnel of the Borrower without providing the Bank written notice within ten (10) days following such change.

SECTION 5.12.    Change of Control. Cause, permit, or suffer any Change of Control.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1.    The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)    (i) Borrower shall fail to pay when due any principal amounts payable under any of the Loan Documents, or (ii) Borrower shall fail to pay within three (3) business days following the date when due any interest, fees or other amounts payable under any of the Loan Documents.

(b)    Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other Credit Party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)    Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 4.3, 4.9, 4.10, 4.11 or Article V.

(d)    Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from the earlier of a responsible officer of the Borrower becoming aware of such default or notice thereof by the Bank; provided, however, that if such default cannot be cured within such period (other than a default that by its nature cannot be cured), the Borrower or other Credit Party may have such additional period of time not to exceed thirty (30) days after the expiration of such original thirty (30) day period, and such default shall not constitute an Event of Default hereunder, so long as the applicable Credit Party shall commence within such original thirty (30) day period, and diligently pursue, appropriate curative efforts.

(e)    Any default in the payment or performance of any obligation, or any defined “event of default”, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower or any Subsidiary has incurred any debt to any Person, including Bank; provided, however, that any cure period applicable to such default has expired, and with respect to a default under any obligation to any Person other than Bank, the amount of said debt obligation exceeds $25,000,000, individually or in the aggregate.

(f)    Any default in the payment or performance of any obligation, or any defined “event of default”, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower or any Subsidiary has incurred any liability to any Person, including Bank; provided, however, that any cure period applicable to such default has expired, and with respect to a default under any obligation to any Person other than Bank, the amount of said liability exceeds $50,000,000, individually or in the aggregate

(g)    Borrower or any Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(h)    Any judgments or arbitration awards are entered against the Borrower or any Subsidiary, or the Borrower or any Subsidiary enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount in excess of $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), and any such judgments or awards shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof.

(i)    The service of a notice of levy and/or of a writ of attachment or execution, or other like process, against all or any material part of the assets of Borrower or any Subsidiary and is not released, vacated or fully bonded within 30 days after its issue or levy.

(j)    Any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Subsidiary, and the involuntary petition or proceeding continues undismissed more than 60 days following the date of its filing.

(k)    The dissolution or liquidation of Borrower or any Subsidiary; or Borrower or any Subsidiary, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or any Subsidiary.

(l)    This Agreement or any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Borrower’s obligations hereunder or thereunder, ceases to be in full force and effect in any material respect; or the Borrower or any other Person contests in any manner the validity or enforceability of any provision of this Agreement or any Loan Document; or any Credit Party denies that it has any or further liability or obligation under this Agreement or any other Loan Document (provided, however, that if Borrower claims that such obligations have been paid, such claim shall not be considered a denial of liability), or purports to revoke, terminate or rescind any provision of this Agreement or any Loan Document.

SECTION 6.2.    REMEDIES. Upon the occurrence of any Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Bank: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.    NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:    Cree, Inc.
4600 Silicon Drive
Durham, North Carolina 27703
Attention: Treasurer

with a copy (which shall not constitute notice) to:

Cree, Inc.
4600 Silicon Drive
Durham, North Carolina 27703
Attention: General Counsel

BANK:    WELLS FARGO BANK, NATIONAL ASSOCIATION
150 Fayetteville Street, Suite 600
MAC D0182-063
Raleigh, North Carolina 27601
Attention: Michael Pugsley

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.    COSTS, EXPENSES AND ATTORNEYS’ FEES; INDEMNITY.

(a)    Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include, without limitation, outside counsel fees of Buchanan Ingersoll & Rooney and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other Person) relating to Borrower or any other Person.

(b)    Borrower shall indemnify Bank and each of its affiliates and the partners, directors, officers, employees, agents and advisors (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of any this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) the Line of Credit or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned by Borrower or any Environmental Liability related in any way to Borrower or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

SECTION 7.4.    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents, without the consent of the Borrower or any other Credit Party. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or any Subsidiary or its business, or any assets or properties of such Person, provided that Bank has obtained the prior written agreement of the Person receiving such documents or information to maintain the confidentiality thereof. Upon the consummation of any such assignment, (i) Bank agrees, to the extent provided in the definitive assignment documents, to relinquish its rights and be released from its obligations and duties under this Agreement and the other Loan Documents and (ii) Borrower shall promptly deliver to such assignee (and Bank, if less than an assignment of its entire interest hereunder), new executed promissory note(s) evidencing such assignee’s (and Bank’s, if applicable) respective interests in the Line of Credit after giving effect to the assignment described herein, and each new promissory note will be issued in the aggregate maximum principal amount of the applicable commitment for the Line of Credit of the Person to whom such new promissory note is issued.

SECTION 7.5.    ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between the Credit Parties and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to the conflicts of law or choice of law principles thereof.

SECTION 7.11.    PATRIOT ACT NOTICE. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

SECTION 7.13.    ARBITRATION; WAIVER OF JURY TRIAL.

(a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in North Carolina selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. Each arbitrator will be a neutral attorney licensed in the State of North Carolina or a neutral retired judge of the state or federal judiciary of North Carolina, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator or arbitrators will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator or arbitrators will decide (by documents only or with a hearing at the arbitrator’s or panel’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator or arbitrators shall resolve all disputes in accordance with the substantive law of North Carolina and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator or arbitrators shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator or arbitrators deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the North Carolina Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)    Payment Of Arbitration Costs And Fees. The arbitrator or arbitrators shall award all costs and expenses of the arbitration proceeding.

(h)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

(j)    Waiver of Jury Trial. The parties hereto hereby acknowledge that by agreeing to binding arbitration they have irrevocably waived their respective rights to a jury trial with respect to any action, claim or other proceeding arising out of any dispute in connection this Agreement or any other agreement or document delivered in connection herewith, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. This provision is a material inducement for the parties entering into this Agreement.

SECTION 7.14.    CONFIDENTIALITY. The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Credit Party and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Bank or any of its affiliates on a nonconfidential basis from a source other than the Borrowers. For purposes of this Section, “Information” means all information received from a Credit Party or any Subsidiary relating to the Credit Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Bank on a nonconfidential basis prior to or at the time of disclosure by such Credit Party or any Subsidiary. The Bank acknowledges that (a) the Information may include material non-public information concerning a Credit Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, with the intention that it constitute an instrument under seal, as of the day and year first written above.

CREE, INC.		WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Michael E. McDevitt (Seal)	By:	/s/ Michael Pugsley (Seal)
Name:	Michael E. McDevitt	Name:	Michael Pugsley
Title:	Executive Vice President and	Title:	Senior Vice President
Chief Financial Officer

Annex I

Certain Definitions

In addition to words and terms defined elsewhere in the Agreement, the following terms shall have the meanings provided below:

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.
“Change of Control” means (a) any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of 25% or more of the outstanding Equity Interests of the Borrower, (b) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the board of directors of the Borrower, or (c) the Credit Parties shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Equity Interests of each material Subsidiary free and clear of all Liens.

“Closing Date” means the date of this Agreement.

“Consolidated Tangible Net Worth” means the aggregate of total stockholders’ equity, less any intangible assets, as determined on a consolidated basis for the Borrower and its Subsidiaries.

“Continuing Directors” means (i) the directors of the Borrower on the Closing Date and (ii) each other director, if in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then-serving directors.

“Credit Party” means the Borrower and each Subsidiary that is a Guarantor.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Equity Interests” means, with respect to any Person, all of the shares, interests, participations and other equivalents (however designated) of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” is defined in Section 6.1.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Domestic Subsidiary with total assets of less than $10,000,000 and (c) any Domestic Subsidiary that is disregarded for U.S. federal income tax purposes and that has no material assets other than equity interests of one or more Foreign Subsidiaries.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.
“Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America; provided that if at any time any change in GAAP would affect the computation of any financial ratio, basket, covenant or requirement set forth in any Loan Document, and any representative of the Borrower or Bank shall so request, then the Borrower and Bank shall negotiate in good faith to amend such financial ratio, basket, covenant or requirement to preserve the original intent thereof in light of such change in GAAP, and until so amended (i) such financial ratio, basket, covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial ratio, basket, covenant or requirement made before and after giving effect to such change in GAAP.

“Guarantor” means each Material Domestic Subsidiary of the Borrower in existence on the Closing Date and each other Material Domestic Subsidiary of the Borrower that is required to executed and deliver a guaranty pursuant to Section 4.11.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means the sum of (a) the sum of the following assets of the Credit Parties that are Unencumbered Assets: (i) cash, (ii) Cash Equivalents and (iii) Marketable Securities, plus (b) the unused amount available under the Line of Credit, but only to the extent that any usage of such unused amount on any applicable test date would not result in a Funded Debt to EBITDA Ratio in excess of 2.75 to 1.00, plus (c) an amount not to exceed $300,000,000 of the following assets of the Excluded Subsidiaries that can be repatriated to the Credit Parties within a thirty day time period: (i) cash, (ii) Cash Equivalents and (iii) Marketable Securities.

“Marketable Securities” means the following securities provided such securities conform to the Borrower’s investment guidelines and have readily-determinable market values: (i) investments in direct obligations of the United States of America or of any agency or instrumentality thereof rated at investment grade or better; (ii) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P; (iii) investments in certificates of deposit, eurodollar deposits or bankers’ acceptance issued by any United States commercial bank whose debt is rated in one of the three highest long term rating categories or in the highest short term rating category by Moody’s or S&P; (iv) repurchase agreements secured by obligations described in clause (i) above; (v) equity securities which are listed on a national securities exchange registered under Section 6 of the Securities and Exchange Act of 1934 or quoted on a U.S. automated interdealer quotations system; (vi) equity securities which are listed on a recognized foreign stock exchange; (vii) bonds of corporations domiciled in the United States or municipalities located in the United States rated at investment grade or better; (viii) bonds of foreign corporations or sovereign nations (other than the United States); (ix) investments in mutual funds (including without limitation money market funds and index funds) registered under the Investment Company Act of 1940, as amended, provided that the portfolio of any such mutual fund is limited to securities described in clauses (i) through (viii) above, and (x) any other investments approved by Bank in its sole discretion as part of the Borrower’s investment guidelines.

“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, (a) a material adverse effect on the properties, business, operations or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Credit Party to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Lender under any Loan Document or (d) an impairment of the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Domestic Subsidiary” means any Subsidiary that is not an Excluded Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Permitted Acquisition” means an acquisition contemplated by Section 5.3 and satisfying the following requirements: (i) at the time of the consummation thereof and after giving effect thereto, no Event of Default or event which with the giving of notice or the passage of time or both would constitute an Event of Default shall have occurred and be continuing or would result from such acquisition, (ii) the Borrower is in compliance with the financial covenants set forth in Section 4.9 after giving effect to such acquisition on a pro forma basis as if such acquisition were made on the first day of the last applicable measurement period described in Section 4.9; provided, however that if such acquisition (or related series of acquisitions) is equal to or greater than $100,000,000, then, not less than five (5) business days prior to consummation of such acquisition, the Borrower shall be required to deliver to the Bank, in form and substance satisfactory to the Bank, a certificate, executed by the Borrower, demonstrating the calculations to show compliance with such financial covenants, (iii) the Borrower shall have delivered to the Bank such acquisition documents reasonably requested by the Bank related to such acquisition, and (iv) the Borrower shall have delivered to the Bank such documents required to be delivered pursuant to Section 4.11 at the time required pursuant to Section 4.11.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.
“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise indicated, a “Subsidiary” refers to a Subsidiary of the Borrower.

“Unencumbered Assets” means assets owned by the Credit Parties that are (a) not designated as restricted in the Credit Parties’ audited financial statements, and (b) not the subject of any Lien, pledge, security interest, right of setoff, or any other encumbrance or other arrangement with any creditor to have their claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the owner of the asset.